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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                           MORRISON RESTAURANTS INC.
                                       AT

                              $5.00 NET PER SHARE
                                       BY

                       PICCADILLY ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                          PICCADILLY CAFETERIAS, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                NEW YORK CITY TIME, ON WEDNESDAY, MAY 27, 1998,
                         UNLESS THE OFFER IS EXTENDED.

                                                                  April 29, 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by Piccadilly Acquisition Corporation, a Georgia corporation (the "Purchaser"), which is a wholly owned subsidiary of Piccadilly Cafeterias, Inc., a Louisiana corporation (the "Parent"), to act as dealer manager in connection with the Purchaser's offer to purchase for cash all the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Morrison Restaurants Inc., a Georgia corporation (the "Company"), and the associated preferred stock purchase rights ("the Rights") issued pursuant to the Rights Agreement, dated as of March 2, 1996 (as amended, the "Rights Agreement"), by and between the Company and SunTrust Bank, N.A., as Rights Agent, at a purchase price of $5.00 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 29, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date (as defined in the Offer to Purchase) has not occurred prior to the time Shares are tendered pursuant to the Offer, a tender of Shares will constitute a tender of the associated Rights. If the Distribution Date has occurred and the certificates representing such Rights ("Rights Certificates") have been distributed by the Company to holders of Shares, such holders of Shares will be required to tender Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect valid tender of such Shares. Holders of Shares and Rights whose certificates for such Shares (the "Share Certificates") and, if applicable, Rights Certificates are not immediately available or who cannot deliver their Share Certificates and, if applicable, Rights Certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares and Rights according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. As used herein, unless the context otherwise requires, the term "Shares" includes the associated Rights.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
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     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase, dated April 29, 1998.

          2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates or, if applicable, Rights Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to IBJ Schroder Bank & Trust Company (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

          4. The Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which includes the recommendation of the Board of Directors of the Company that stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

          5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to IBJ Schroder Bank & Trust Company, the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MAY 27, 1998, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn pursuant to the Offer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) such number of Shares which constitutes not less than 66 2/3% of the outstanding Shares on the date of purchase (the "Minimum Condition"), and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     The Board of Directors of the Company (the "Board of Directors") has approved by unanimous vote the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), and determined that terms of the Offer and the Merger are fair to, and in the best interest of, the holders of the Shares and recommends that the holders of the Shares accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

     The Offer is being made pursuant to a Plan and Agreement of Merger, dated as of April 22, 1998 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Georgia Business Corporation Code, the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and become a wholly owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (ii) either Share Certificates and, if applicable, Rights Certificates, representing the tendered Shares and, if applicable, tendered Rights should be delivered to the Depositary, or such Shares and Rights

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should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or, if applicable, Rights Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and MacKenzie Partners, Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                            Very truly yours,

                                            SCOTT & STRINGFELLOW, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE PARENT, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.
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